6 August 2020	Our Ref: JSH/CB/S7050-165522

Stealth BioTherapeutics Corp c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, Grand Cayman KY1-9005, Cayman Islands

Dear Sirs

STEALTH BIOTHERAPEUTICS CORP

We have acted as Cayman Islands legal advisors to Stealth BioTherapeutics Corp (the “Company”) in connection with the registration, from time to time, of ordinary shares of the Company with a nominal or par value of US$0.0003 (the “Ordinary Shares”).

We understand that a Report of Foreign Private Issuer on Form 6-K (“Form 6-K”) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (Registration Numbers 333-237541 and 333-230452) and Form F-3 (Registration Number 333-237542) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished by the Company under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission on or about 6 August 2020, relating to the offer and sale by the Company of up to $4,719,252 aggregate offering price of American Depositary Shares (“ADSs”) with each ADS representing 12 Ordinary Shares (the “Offered Shares”). We are furnishing this opinion as exhibit 5.1 to the Form 6-K.

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

With respect to the Offered Shares, when the Offered Shares have been duly authorised for issue by all necessary corporate action of the Company in accordance with the terms and subject to the conditions of the Resolutions (as defined in

Schedule 1) and the Sales Agreement (as defined in Schedule 1) and upon the issue of the Offered Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Offered Shares have been issued credited as fully paid) in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Sales Agreement, the Offered Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinion is given based on the following assumptions.

3.

The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

4.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

5.

The Company will receive consideration in money or money’s worth for each Ordinary Share offered by the Company when issued at the agreed issue price, such issue price in any event not being less than the stated par or nominal value of each Ordinary Share.

6.	The Resolutions (defined in Schedule 1) are and shall remain in full force and effect and have not been and will not be rescinded or amended.

7.	As at the date of each issuance of the Offered Shares:

(a)

the Company will have sufficient authorised but unallotted and unissued share capital to effect the issue of such Offered Shares and the issuance of such Offered Shares will not exceed the authorised share capital of the Company;

(b)

no corporate action, legal proceeding or other procedure or step has been taken by or against the Company in any jurisdiction in relation to the winding-up, dissolution, striking off, reorganisation, liquidation of the Company or any other action analogous to the foregoing; and

(c)	the provisions of the Memorandum and Articles of Association relating to the issue of Offered Shares will not have been altered, amended or restated in a way that would or might affect this opinion.

8.

The Form 6-K (or any warrant, underwriting agreement or other agreement contemplated directly or indirectly therein) and the Sales Agreement has been or will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue, sale and/or resale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

9.

There are no agreements, documents or arrangements (including any warrant, purchase agreement, underwriting agreement or other agreement as contemplated directly or indirectly by the Form 6-k) which would or might affect any of the opinions given herein.

10.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any opinion given herein.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K. We also hereby consent to the reference to this firm in the prospectus contained in the Form 6-K.

Yours faithfully

/s/ Walkers

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 3 April 2006 and the Fifth Amended and Restated Memorandum and Articles of Association adopted on 25 January 2019 and minutes of the annual general meeting of the members of the Company dated 25 March 2020 (the “Memorandum and Articles of Association”).

2.	A Certificate of Good Standing dated 6 August 2020 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.

Copies of the executed written resolutions of the Board of Directors of the Company dated 6 August 2020 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

4.	Copies of the following documents (the “Documents”):

(a)	the Form 6-K;

(b)	the At the Market Offering Agreement between the Company and H.C. Wainwright & Co., LLC dated 6 August 2020 (the “Sales Agreement”); and

(c)	such other documents as we have deemed necessary to render the opinions set forth herein.